[letterhead of Morris, Nichols, Arsht & Tunnell LLP]

May 30, 2008

Dryden Global Real Estate Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Dryden Global Real Estate Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Dryden Global Real Estate Fund, a Delaware statutory trust (formerly known as Strategic Partners Real Estate Fund, Strategic Partners Real Estate Securities Fund, Prudential Real Estate Securities Fund and Prudential Real Estate Fund) (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Class R Shares (the “Shares”) of the Dryden Global Real Estate Fund Series of the Trust (the “Fund”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended Governing Instrument (as defined below).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 15 to Registration Statement No. 333-42705 under the Securities Act of 1933 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 24, 1997 (the “Certificate”); the First Amendment to Certificate of Trust of the Trust as filed in the State Office on March 5, 1998 reflecting the change in the name of the Trust from Prudential Real Estate Fund to Prudential Real Estate Securities Fund; the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on March 10, 2003 reflecting the change in the name of the Trust from Prudential Real Estate Securities Fund to Strategic Partners Real Estate Securities Fund; the Certificate of Amendment to the Certificate of Trust of the Trust as filed in the State Office on May 27, 2005 reflecting the change in the name of the Trust from Strategic Partners Real Estate Securities Fund to Strategic Partners Real Estate Fund; the Certificate of Amendment to Certificate of Trust of the Trust as filed in the State Office on January 3, 2007 reflecting the change in the name of the Trust from Strategic Partners Real Estate Fund to Dryden Global Real Estate Fund; the Agreement and Declaration of Trust of the Trust dated October 22, 1997 (the “Original Governing Instrument”), as amended by the First Amendment to Agreement and Declaration of Trust of the Trust dated as of February 11, 1998, as further amended by the Unanimous Written Consent of the Board of Trustees of the Trust dated as of March 5, 2003 (the “Second Intermediate Governing Instrument”), as further amended by the April Resolutions (as defined below), as further amended by the May Resolutions (as defined below), and as further

Dryden Global Real Estate Fund

May 30, 2008

amended by resolutions prepared for adoption at a meeting of the Trustees of the Trust held on March 2, 2005 (as so amended, the “Amended Governing Instrument” and the Original Governing Instrument as amended and in effect from time to time, the “Governing Instrument”); the By-laws of the Trust as amended November 16, 2004 (the “Amended By-laws”); the Unanimous Written Consent of the Board of Trustees of the Trust dated as of October 24, 1997; Minutes of an Organizational Meeting of the Trustees of the Trust dated October 25, 1997 relating to the organization of the Trust; resolutions prepared for adoption at a meeting of the Trustees of the Trust held on April 11, 2003 relating to certain amendments to Governing Instrument and the By-laws of the Trust (the “April Resolutions”); resolutions prepared for adoption at a meeting of the Trustees of the Trust held on May 27, 2003 (the “May Resolutions”) relating to certain amendments to the Governing Instrument and the By-laws of the Trust; Minutes of a Regular Meeting of the Board of Trustees of the Trust held on March 8, 2006 and March 9, 2006 (the “Authorizing Resolutions” and, collectively with the Registration Statement, the Governing Instrument, the Amended By-laws and all of the foregoing actions by the Trustees of the Trust, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption by the Trustees of the April Resolutions and the May Resolutions together with the other resolutions of the Trustees referenced above and the due adoption of the Authorizing Resolutions by the Trustees prior to the first issuance of Shares pursuant thereto) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares, the application of such consideration, as provided in the Governing Documents, the satisfaction of all conditions precedent to the issuance of the Shares and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate the Fund as a Series of the Trust and to designate the R Class of Shares as a Class and the rights and preferences attributable thereto prior to the issuance thereof); (iv) that the amendments to the Second Intermediate Governing Instrument and the By-laws as adopted by the Trustees pursuant to the April Resolutions were duly approved by the requisite vote of the Shareholders of the Trust; (v) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (vi) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Trust under Sections 2 or 3 of Article VIII of the Governing Instrument; (vii) that,

Dryden Global Real Estate Fund

May 30, 2008

subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of the Shares will occur, that would cause a termination, dissolution or reorganization of the Fund under Section 6 of Article III or Sections 2 or 3 of Article VIII of the Governing Instrument; (viii) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (ix) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; and (x) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust, the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.            The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.            The Shares of the Fund to be issued and delivered to shareholders of the Fund, upon issuance, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied on by any other person or entity or for any other purpose without our prior written consent.

Dryden Global Real Estate Fund

May 30, 2008

Sincerely,

/s/ MORRIS, NICHOLS, ARSHT & TUNNELL LLP

MORRIS, NICHOLS, ARSHT & TUNNELL LLP